Exhibit 99.1

The CMR Mortgage Fund II Newsletter

September 2008

California Mortgage and Realty, Inc.	62 First Street, Fourth Floor
Commercial Real Estate Financing Since 1958	San Francisco, California 94105
Manager of the CMR Mortgage Funds	Telephone (415) 974-1100 Fax 974-1143

Dear Investor:

I know this newsletter comes soon after the August newsletter but we are working to get through the reiterative process of coordinating the necessary contributions (and review and revisions) by several CMR staffers and legal counsel in order to produce each newsletter.  We are pleased to have streamlined this process this month and will strive to get these newsletters out earlier during each of the coming months.

It is now September of 2008 and more than one year has passed since the subprime mortgage market collapsed and the credit and capital markets seized up in August of 2007.  These markets have yet to recover but there are signs that the worst of the housing market collapse may be nearing an end.  Much of our portfolio’s recovery will be dependent on the recovery of the housing, real estate, and capital markets and we watch closely for signs of improvement on these fronts. Even so, we press hard on every opportunity to market the real estate/properties that the funds own as a result of foreclosure sales.

With respect to the portfolio, the Fund has recorded accounting write-downs/losses based upon current market valuations of the underlying collateral securing our mortgages and the real estate properties we have foreclosed upon.  The two largest risks to the Fund’s capital are (a) being wiped out by senior debt on those properties where we hold junior positions, and (b) the need to sell real estate properties we have foreclosed upon at great discounts to what we were owed.  Neither of these events has taken place thus far to significant degrees.  While we are not able to pay cash distributions or to meet redemption requests, we have utilized the cash available to the Fund (including interest income being received, proceeds from the sales of foreclosed properties, some payoffs of loans, and some refinancing of properties the Fund owns) to meet senior debt service and cover as much of the Fund’s operating expenses and obligations as possible.

Avoiding these large losses has been a very challenging effort in a very difficult operating environment where very few properties are trading and credit and liquidity problems persist.  There is no guarantee that the Fund will be able to continue meeting the debt service and/or repayment requirements on senior loans, and properties may need to be sold off with significant losses in order to ensure the overall survival of the Fund.  The markets have seized up so completely that often there are no cash buyers at any price or terms. We will continue to update you each month and ask for your continued support of our efforts to protect your capital to the best of our ability.

We will continue to evaluate our mortgage loan portfolio regularly and mark down our assets in accordance with these new market valuations of the real estate collateral securing our loans and the real estate properties we have foreclosed upon.  We do anticipate further write-downs and reductions of your capital accounts during the last six months of this year.  Depending upon the performance of the real estate market for the types of properties underlying our portfolio, such accounting write-downs may continue into next year.  What determines the amount of the realized loss (if any) is the actual cash received on a mortgage loan that is paid off (with or without discounts to what we are owed as the case may be) or on the sale of real estate properties we foreclose upon when each such property is sold (again, with or without discounts to what we were owed and what we may have further invested into the property). If we are able to hold on by meeting senior debt servicing requirements as needed and not selling off properties at distressed prices, as we have done thus far, we may be able to avoid losing our investment to the senior debt-holder.  Please understand however, that this is by no means guaranteed. We remain in a very difficult and challenging environment, and we continue to face significant risks.

With respect to the housing and real estate markets, the credit and financial crises from which we have yet to recover, and the overall direction of the economy, there is progress to report (and being reported in the financial press), but there is yet to be any sense of finality of the correction or end to the gridlock.

•      Barron’s magazine recently published an article declaring that declining home prices may finally be approaching a bottom.  Some of our own research indicates that home prices in the United States, on average, have declined some 20% from their peaks in 2006.  In some States that have been hit the hardest (including California, Nevada, Arizona and Florida), prices are down some 40% from their peaks.  Some markets (including California’s Central Valley and the Inland Empire) are down 50% to 60% from their peaks.  Some of these hardest hit markets may have hit bottom and appear to be showing some increase in home prices as cautious homebuyers begin taking advantage of an affordability level not seen in years.  Investors also appear to be beginning to enter the marketplace in anticipation of a recovery in home prices and the ability to generate sufficient rental income to justify the lower home prices they are seeing.

•      Bloomberg Media recently reported that over $500 Billion of subprime losses have been declared and written off since August 2007.  Initial estimates that the subprime mortgage related losses would total $300 Billion to $400 Billion were too conservative.  There are significant additional losses anticipated and additional losses from other types of credit investments that are likely but the majority of subprime losses expected are generally considered to have been recognized already.

•      The Commerce Department recently reported that new housing starts have fallen to a 17 year low.  The fewer new houses that are built, the less supply we need to work through toward recovery.

•      The Haley-Wood market research firm reports that new housing inventories are the lowest they have been in over 4 years.  Homebuilders are getting realistic and have been moving their new home inventory (at losses in many cases) in order to raise cash and pay down debt in order to survive.

•      A strengthening dollar (up nearly 10% against the euro in recent months and nearly 15% against the British pound) and declining energy and commodity prices may help to stabilize our economy.  Consumer spending drives the majority of our economy, and consumer confidence will be essential in order for the housing market to recover.  As oil prices have declined (as of today’s writing) over 25% from their peaks of nearly $150 per barrel and raw materials and food commodity prices have declined in recent months (gold prices down close to 20%, natural gas prices down nearly 40%, wheat prices down nearly 40%, corn prices down nearly 35%), consumers all around the world may begin to breathe a sigh of relief from the sense of besiegement that runaway prices and inflation inflict on us all.

There still remain great risks in our (and the world’s) economy:

•      Severely constrained credit markets.  Not only are home loans more difficult to obtain, so are commercial real estate loans and business loans as well as financing for corporate mergers and acquisitions.  Rates and spreads are among the highest they have been in years.  Credit card limits are being lowered and home equity lines are being unilaterally cancelled. Student loans and automobile loans are more difficult to obtain and many new car leasing programs have been eliminated.

•      Fox News reports fears that another major Wall Street firm may collapse and the government may need to step in to bail out Fannie Mae and Freddie Mac.  These two quasi-governmental agencies hold or guarantee nearly one-half of all the residential mortgages in the United States and their failures would be a big shock to our economy.

•      CNN reports that additional bank failures are expected.  While the majority of likely losses from subprime mortgage exposure are generally considered to have been recognized and written off, there remain, by some estimates, as much as another $500 Billion or more, in losses from other types of credit exposure including commercial real estate debt, automobile loans and leases, credit card losses, student loan losses, bond market losses, corporate debt losses, bond insurance losses and other credit derivative losses.

•      The International Herald Tribune reports that a worldwide recession looms.  There appeared to be the real possibility that the United States could suffer its worst housing market since the Great Depression and the near complete collapse of the credit and financial markets and yet the world’s economy could escape relatively unscathed.  This seems improbable and the economies of Western Europe (particularly Great Britain and Spain), Australia and Japan are likely heading into recession.  Economic growth in China and India is slowing (though still substantial).  A weakened world economy will put additional pressure on the pace of recovery for U.S. real estate and financial markets.

•      CNN reports that the strengthening dollar will likely impact the strong export growth which has sustained our economy this year, increasing the likelihood of a recession in the United States.  Revised numbers show that our economy shrank at the end of last year and while we have yet to officially declare a recession (defined broadly as two consecutive quarters of negative growth and often declared long after the fact with downwardly revised numbers), it is difficult to imagine that we will get through the worst housing crisis and meltdown of the credit and financial markets since the Great Depression without experiencing a recession along the way.

•      The Wall Street Journal and Fitch Ratings report that defaults on commercial property loans are increasing.  A large real estate development project backed by nearly $1 Billion in CalPERS capital defaulted on a series of loans totaling $1.24 Billion loan in June and sought bankruptcy protection.  While this is the largest real estate bankruptcy thus far in the current downturn, there are likely to be others.  There are other large scale defaults, near defaults and large bankruptcies in the commercial real estate markets.

•      The MIT Center for Real Estate reported earlier this year that commercial property values are declining amidst rising capitalization rates and lack of credit availability, liquidity constraints, skittish investors and the results of many acquisitions in recent years that have not generated the leveraged returns that had been projected when properties were acquired.

•      The New York Times and CBS News report on a surge of retail and restaurant bankruptcies over the past year (including Mervyns, Linens ‘N Things, Levitz, Bombay Company, Fortunoff Sharper Image, Steve and Barry’s, and Bennigan’s), adding pressures to shopping center landlords, unemployment rolls, lenders and vendors and the economy as a whole.

•      Geopolitical risk continues to loom.  Iran, Iraq, Afghanistan, Russia and its former breakaway republics are factors that have unpredictable economic impact, but remain in the background as uncertainties.

With all this in mind, we here at CMR continue to work to manage our mortgage loans and real estate assets in the Fund.  It has been a difficult time for all of us and for all of you.  We are ourselves still surprised that our borrowers have been nearly completely unable to sell or refinance their properties to pay us off.   As pointed out in last month’s newsletter, we have completed many foreclosures (often fighting through borrower bankruptcies that can delay the process by months or years) and have taken ownership of these properties and we continue to foreclose and fight through borrower bankruptcies on your behalf.

Once this period of foreclosures and bankruptcies begins to wind down, we will explore ways to create liquidity for our investors.  In addition to trying to sell and/or refinance properties to raise cash, we may consider other ideas and ways for our investors to redeem their investments in our Funds.  We have been in discussions internally, with colleagues within our industry, and with consultants to explore ways to help our investors in a manner that is fair to all investors.  We will, over the next few months, present ideas to our investors to generate feedback and responses.

In the meantime, we appreciate your continued support in our efforts and thank you for your patience.  Without such patience, we would not have been able to avoid selling off mortgage loans and real estate properties at great losses and would likely not have been able to hold off our senior lenders to the extent we have done thus far.  Our primary objective has always been — and remains today, especially in these difficult times – to preserve as much of our investors’ capital as possible. Your patience has helped us greatly in these efforts.

Sincerely,

David Choo

President

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors” in  the Fund’s Annual Report of Form 10-K for the year ended December 31, 2007 and from time to time in our other filings with the SEC. For this purpose, statements concerning future liquidity, interest rates, availability of credit  and other conditions in the credit markets , and economic conditions and their effect on  the  Fund and its assets, trends in real estate markets, future loan payoffs, foreclosures and value recovered from property sales, estimates as to the allowance for loan losses , writedowns and the valuation of real estate held for sale,   the ability to hold properties until the markets improve or to sell them, ways to allow investors to redeem their investments , as well as actions expected to be taken by California Mortgage and Realty, Inc., as our Manager; and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential, “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations.  By making forward-looking statements,  the  Fund has not assumed any obligation to, and you should not expect  the  Fund to, update or revise those statements because of new information, future events or otherwise.